UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
June 2, 2006
Date of Report (Date of earliest event reported)
PORTOLA PACKAGING, INC.
(Exact name of registrant as specified in its charter)

Delaware	033-95318	94-1582719

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
951 Douglas Road
Batavia, IL 60510
(Address of principal executive offices, including zip code)
(630)406-8440
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

TABLE OF CONTENTS
Item 1.01 Entry into Material Definitive Agreement
     The Company is a defendant in a suit filed by Blackhawk Molding Co., Inc. (“Blackhawk”) on August 28, 2003 in the U.S. District Court for the Northern District of Illinois, Eastern Division. Blackhawk alleges that a “single stick” label attached to the Company’s five-gallon caps causes the Company’s caps to infringe a patent held by it and is seeking damages. The Company answered the complaint denying all allegations and asserting that its product does not infringe the Blackhawk patent and that the patent was invalid. During the Company’s third fiscal quarter ended May 31, 2006 the Court issued a ruling that the Company’s product infringed Blackhawk’s patent and struck the Company’s defense of unenforceability of the patent, but ruled that the Company’s defense alleging that Blackhawk’s patent was invalid would be tried. The Court also urged the parties to consider settling the suit. In May 2006 the parties agreed to settlement mediation. During the course of the settlement discussions the parties exchanged information on damage claims which ranged from zero to over $70.0 million.
     Pursuant to the mediation, on May 31, 2006, the Company signed a settlement agreement with Blackhawk to settle the suit. The agreement provides that the Company will pay Blackhawk $4.0 million by June 30, 2006 and $0.5 million per quarter for four quarters thereafter and $0.25 million per quarter for an additional four quarters. The Company has already switched to an alternative label for its customers, which is not covered by the Blackhawk patent. The agreement does allow the Company to use up any of its inventory of single stick labels. The agreement ends the significant legal expenses that the Company has been incurring in the past and would have continued to incur in the future for this litigation and eliminates the risks and uncertainties of the litigation. The Company has sufficient cash flow from operations and ample lines of credit to make these payments.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Portola Packaging, Inc.

Dated: June 2, 2006	By:	/s/ Kim Wehrenberg

Kim Wehrenberg Vice President, General Counsel and Secretary